Exhibit 12.2


                       SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED SHARE DIVIDENDS
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                          Three Months Ended
                                              March 31,                             Year Ended December 31,
                                        ---------------------   -------------------------------------------------------------
                                          2000         1999        1999         1998         1997          1996       1995(a)
                                        --------    ---------   ----------    ---------   ----------  -----------  ----------
Net Earnings (loss) from Operations     $ 26,031    $   7,352   $  (59,666)   $  67,480   $   38,241  $    (9,693) $  (21,274)
Add:
    Interest Expense                      31,787       31,018      133,454       82,203      104,434      117,224     103,804
                                        --------    ---------     --------    ---------    ---------  -----------  ----------

Earnings as Adjusted                    $ 57,818    $  38,370     $ 73,788    $ 149,683    $142,675   $   107,531   $  82,530
                                        ========    =========     ========    =========    =========  ===========   =========
Combined Fixed Charges and
    Preferred Share Dividends:
    Interest Expense                    $ 31,787    $  31,018     $133,454    $  82,203    $ 104,434  $   117,224   $ 103,804
    Capitalized Interest                     553        4,440        8,209       26,703       69,883       11,448       4,404
                                        --------    ---------     --------    ----------   ---------  -----------   ---------
                                          32,340       35,458      141,663      108,906      174,317      128,672     108,208
    Preferred Share Dividends (b)(c)       5,163        6,643       20,280       22,368(d)    15,416       12,352          --
                                        --------    ---------    ---------    ---------    ---------  -----------   ---------
Combined Fixed Charges and
    Preferred Share Dividends           $ 37,503    $  42,101    $ 161,943    $  131,274   $ 189,733  $   141,024   $ 108,208
                                        ========    =========    =========    ==========   =========    =========   =========
Ratio of Earnings to Combined Fixed
    Charges and Preferred Share
    Dividends                                1.5          0.9          0.5           1.1         0.8          0.8         0.8
                                        ========    =========    =========    ==========    ========    =========   =========

(a) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Financial Services Division from a related party.
(b) The preferred dividends have been increased to show a pretax basis.
(c) Security Capital had no preferred dividends prior to 1996.
(d) Excludes  a  one-time   non-cash  dividend  of  $19.8  million  incurred  in
    conjunction with the exchange of Series A Preferred Shares for Series B Preferred Shares.


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